UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 10, 2007

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NATIONAL HEALTHCARE CORPORATION

(Exact name of registrant as specified in its charter)

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Delaware	001-13489	52-2057472
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

100 Vine Street,

Murfreesboro, Tennessee 37130

(Address of principal executive offices)

Registrant’s telephone number, including area code: (615) 890-2020

Not Applicable

(Former name or former address, if changed since last report)

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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

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Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

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Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

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Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

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Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

 Item 1.01. Entry into a Material Definitive Agreement.

On December 15, 2006, National HealthCare Corporation (“NHC” or the “Company”) sent a letter to W. Andrew Adams at AdamsMark, L.P. confirming its willingness to sell its shares of common stock of National Health Investors, Inc. (“NHI”) to the surviving entity in exchange for a secured promissory note and an option to purchase at certain times in the future 41 nursing centers that are leased by NHC from NHI.  The agreement is conditioned upon AdamsMark, L.P. and Mr. Adams successfully completing their proposed transaction with NHI.

NHC currently owns approximately 1,405,642 shares of common stock of NHI.  According to a Schedule 13D filed by Mr. Adams, AdamsMark, L.P. and others on January 10, 2007, the proposed transaction contemplates NHC selling all of its shares of common stock of NHI to the surviving entity in a merger for $33.00 per share, payable by delivery of a secured promissory note.  Thus, based on the Schedule 13D, the total purchase price for the stock would be approximately $46.39 million.

Mr. Adams is the Chairman of the Board of NHC. In April 2004 Mr. Adams resigned as President of the Company and in November 2004 he resigned his position as Chief Executive Officer of the Company, but continues as Chairman of the Board, focusing on strategic planning for NHC. Mr. Adams also serves as Chairman of the Board of National Health Investors, Inc. and National Health Realty, Inc.  Mr. Adams is the sole general partner of AdamsMark, L.P.

Item 9.01.

Financial Statements and Exhibits.

(d) Exhibits.

Number

Exhibit

10.1

Letter Agreement dated December 15, 2006, between National HealthCare Corporation and AdamsMark, L.P.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NATIONAL HEALTHCARE CORPORATION

By: /s/ R. Michael Ussery

Name: R. Michael Ussery

Title: Senior V.P., Operations

Date: January 16, 2007